UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): April 15, 2015

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Rd. Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under the terms of the employment agreement we entered into with Ram Krishnan, our chief executive officer, on August 21, 2014, which was previously filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2014 as an exhibit to our report on Form 10-Q, Mr. Krishnan was to be granted two nonstatutory stock options as an inducement material to entering into employment with us in accordance with Section 711(a) of the NYSE MKT Company Guide (the “Inducement Options”). The first of the two Inducement Options was granted to Mr. Krishnan when we began his employment with us on September 15, 2014, and the second of the two Inducement Options was to be granted on or about January 1, 2015, and was to be an option to purchase 750,000 shares of our common stock, which, subject to Mr. Krishnan meeting performance goals and to his continued employment through the applicable vesting date, was to vest as to 25% of the shares on January 1, 2016 and the remaining 75% was to vest in 36 substantially equal installments thereafter (the “Second Inducement Option”). Due to an oversight, the Second Inducement Option was not granted until April 15, 2015. The Second Inducement Option has an exercise price of $0.41 per share, which was the fair market value of a share of our common stock on the date of grant, and will vest as to 25% of the total number of shares subject to the option on January 1, 2016 and the remaining 75% will vest in 36 substantially equal monthly installments thereafter. The foregoing vesting is subject to Mr. Krishnan receiving a satisfactory performance review from the nominating and corporate governance/compensation committee of our board of directors for the period from April 15, 2015 through December 31, 2015 and to his continued employment with us through the applicable vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

By:	/s/ ALLEN WOLFF
Allen Wolff Chief Financial Officer

Date:  April 20, 2015